Exhibit 2.1

[****] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed.

ASSET PURCHASE AGREEMENT

by and between

BIO GREEN MED SOLUTION, INC.

and

TETHRA BIOSCIENCES INC.

Dated as of October 6, 2025

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Schedules:

Schedule 1.1 (a) – Purchased IP
Schedule 1.1 (b) – Regulatory Filings and Approvals
Schedule 1.1 (d) – Purchased Inventory
Schedule 1.7 (d) – Consents

Exhibits:

Exhibit A – Bill of Sale and Assignment
Exhibit B – Patent Assignment
Exhibit C – Compound
Exhibit D – Information for the Compound

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 6, 2025, by and between Bio Green Med Solution, Inc. (f/k/a Cyclacel Pharmaceuticals, Inc.), a Delaware corporation (together, “Seller”) on the one hand, and Tethra Biosciences Inc., a Delaware corporation (“Buyer”) on the other hand. Hereinafter, “Parties” shall mean Seller and Buyer together, and “Party” shall mean either Seller or Buyer, as the context requires.

RECITALS

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, certain assets and rights of Seller and its Affiliates related to the Compound or Products (hereinafter defined), on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, Buyer and Seller hereby agree as follows:

ARTICLE I

TRANSFER OF PROPERTIES AND ASSETS OF SELLER

Section 1.1 Sale and Transfer of Properties and Assets.

Upon the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire, and Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all mortgages, pledges, charges, hypothecations, liens, claims, security interests and encumbrances of any kind, nature or description (collectively, “Liens”) (except as expressly permitted in this Agreement and except for Permitted Liens), at the closing (the “Closing”), all right, title and interest of Seller in and to the following assets and rights (collectively, the “Purchased Assets”):

(a) all of Seller’s right, title and interest in, to and under the Purchased IP, including the Patent rights listed on Schedule 1.1(a), including all rights to recover for past infringement;

(b) all Regulatory Filings and Approvals to the extent related to the Compound, including the Regulatory Filings and Approvals set forth on Schedule 1.1(b);

(c) all intangibles and goodwill of Seller arising from the Purchased IP or any of the other Purchased Assets;

(d) all Inventory of the Compound or Products, including the Inventory listed on Schedule 1.1(d) (the “Purchased Inventory”);

(e) all books, records, files, manuals, and other documentation (including clinical study reports, investigator brochures, and laboratory books), or portion thereof, in the possession or Control of Seller or its Affiliate to the extent relating to the Compound or Products, including (i) all data in all databases for all clinical and pre-clinical studies (if any) for all drug trials undertaken in connection with the Compound, Clinical Trials, CMC, CRF, CRO, CSR, DSMB, DSUR, ECs, IB, ICF, IMP, IRB, MAA, PSUR, SAP, SOP, SOW, TLF, and TMF; (ii) all Purchased IP files, file histories and other technical documents and correspondence, and (iii) all business information, tangible or intangible, to the extent relating to the Compound or Products, including supplier and distributor lists related to the Compound or Products (the “Assigned Books and Records”);

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(f) all claims (including claims for past infringement or misappropriation of the Purchased IP), causes of action, judgments and demands of whatever kind or description, or portion thereof (regardless of whether or not such claims and causes of action have been asserted by Seller), to the extent relating to any of the Purchased Assets;

(g) all equipment related to the Purchased Assets; and

(h) any other assets owned or controlled by Seller or its Affiliates related primarily to the Compound or the Product that are, in the sole discretion of Buyer, necessary or reasonably useful for the conduct of the Business following the Closing, or to research, Develop, Manufacture or Commercialize the Compound or any Product.

For the avoidance of doubt, Buyer is not purchasing any Contract from Seller.

Section 1.2 Excluded Assets; Consents; Wrong Pockets.

All assets, properties, rights and interests of Seller not included in the Purchased Assets and separately, any Purchased Asset that may not be assigned to Buyer without the written consent of a Third Party which has not been obtained prior to the Closing (any such Purchased Asset, a “Deferred Item”) are expressly excluded from the purchase and sale contemplated hereby until such time as such consent to any Deferred Item is obtained, and as such are not included in the Purchased Assets and shall remain the assets, property rights and interests of Seller until such time as such consent to any Deferred Item is obtained (collectively, the “Excluded Assets”), provided that Seller shall, with respect to each Deferred Item, (i) use good faith diligent efforts to obtain the relevant consent as promptly as practicable after the Closing, and (ii) until such consent is obtained, make the benefits under such Deferred Item available to Buyer. In the event that a consent that is required for the assignment or transfer of any of the Purchased Assets is not obtained prior to the Closing, then Buyer and Seller shall, if requested by Buyer, enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties hereto substantially the same economic and operational equivalent of obtaining such consent and assigning or transferring such Purchased Asset, including the authorization, license or permit, or enforcement by Seller for the benefit of Buyer of all claims or rights arising thereunder, and the performance by Buyer of the obligations thereunder.

If, after the Closing, Buyer or any of its Affiliates possesses any Excluded Asset, Buyer shall, or shall cause its Affiliates to, transfer such asset to Seller at no cost to Seller. If, after the Closing, Seller or any of its Affiliates possesses any Purchased Asset, Seller shall, or shall cause their Affiliates to, transfer such asset to Buyer at no cost to Buyer.

Section 1.3 Assumed Obligations.

Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and, from and after the Closing, shall pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged on behalf of Buyer) when due, (i) all obligations of Seller to be performed on or after the Closing pursuant to the Purchased Assets, (ii) all Liabilities arising out of or relating to the Development, Manufacture or Commercialization of the Compound or a Product on or following the Closing, and otherwise (iii) all Liabilities arising on or after the Closing with respect to the Purchased Assets (collectively, the “Assumed Obligations”).

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Section 1.4 Excluded Obligations.

Notwithstanding anything to the contrary in this Agreement, the Assumed Obligations do not include any obligations whatsoever not expressly assumed by Buyer under Section 1.3 (collectively, the “Excluded Obligations”), including without limitation, (i) any transaction costs of Seller incurred in relation to the asset transfer carried out pursuant to this Agreement, (ii) any Indebtedness of Seller, (iii) any Retained Tax Liabilities, (iv) any Seller Employees Liabilities, (v) subject to Section 1.3, any Liability arising from or relating to the Purchased Assets other than Assumed Obligations under the Purchased Assets on or after the Closing, (vi) any obligation or liability under any of Seller’s Contracts, and (vii) all other Liabilities or Losses arising out of or relating to the Development, Manufacture or Commercialization of the Compound, Product or Purchased Assets prior to the Closing.

Section 1.5 Purchase Price.

Upon the terms and subject to the conditions of this Agreement, in consideration for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Buyer agrees to (i) assume the Assumed Obligations at the Closing and (ii) make the following payments (the foregoing items (i) and (ii) collectively, the “Purchase Price”):

(a)	Initial Payment. At Closing, Buyer shall pay to Seller the amount of three hundred thousand dollars and (US$300,000) (the “Initial Payment”).

(b)	Milestone Payment. Upon initial dosing of the first patient in a Phase 2 Clinical Trial for the Compound (the “Milestone”), Buyer shall, within sixty (60) days of the achievement of the foregoing Milestone, pay to Seller an additional one hundred and seventy thousand dollars (US$170,000). Buyer shall provide notice of the Milestone within thirty (30) days following the achievement of the Milestone.

Section 1.6 Withholding of Taxes.

Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any Applicable Laws. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to Seller. Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain appropriate exemptions for or refunds of any such applicable Taxes and to minimize any such Taxes.

Section 1.7 Seller Closing Deliveries.

Seller shall deliver to Buyer at the Closing:

(a) a bill of sale, dated the Closing Date, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(b) a patent assignment agreement, dated the Closing Date, substantially in the form attached as Exhibit B (the “Patent Assignment”), duly executed by Seller;

(c) An IRS Form W-9 duly executed by Seller (or Seller’s owner, if Seller is a disregarded entity for U.S. federal income tax purposes) certifying that Seller is a U.S. person;

(d) Evidence that all the consents set forth in Schedule 1.7(d) have been obtained or made, as applicable (the “Required Consents”);

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(e) evidence of payment of all outstanding legal fees and costs related to the Patents included within the Purchased IP, in each case, to the extent arising prior to June 30, 2025; and

(f) such other customary instruments of transfer, assumptions, filings or documents as Buyer may reasonably request to give effect to this Agreement or any of the Purchase Agreements.

Notwithstanding anything herein to the contrary, subject to Seller’s compliance with Section 5.3(c), the failure by Seller to obtain the consent of any Third Party to the assignment of any contract prior to Closing other than a Required Consent shall not be a breach of Seller’s obligations under this Section 1.7.

Section 1.8 Buyer Closing Deliveries.

Buyer shall deliver to Seller at the Closing:

(a) the Bill of Sale, as duly executed by Buyer; and

(b) the Initial Payment in immediately available funds transferred to a Seller bank account.

(c) evidence of payment of all outstanding legal fees and costs related to the Patents included within the Purchased IP, in each case, to the extent arising on or after June 30, 2025 and as set forth on Schedule 1.8(c).

Section 1.9 Closing.

(a) The Closing will take place on the date hereof (the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m. Eastern Time on the Closing Date.

(b) The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the following conditions, except to the extent waived by Buyer in writing at the Closing:

(i) All representations and warranties of Seller contained in this Agreement shall be accurate, true and correct in all respects as of the Closing.

(ii) Seller shall have delivered to Buyer the documents set forth in Section 1.7.

(iii) Seller shall have delivered or made available (with download rights) to Buyer true, accurate, correct and complete copies of the documents set forth in Exhibit D that are in Seller’s possession or control;

(iv) There shall not have been instituted or threatened any legal proceeding (A) relating to, or seeking to prohibit or otherwise challenge this Agreement, the Bill of Sale or the Patent Assignment (collectively, the “Purchase Agreements”), the consummation of the transactions contemplated by any of the Purchase Agreements, or seeking to obtain substantial damages with respect to any of the Purchase Agreements, or (B) which would reasonably be expected to have a Material Adverse Effect.

(v) There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by any of the Purchase Agreements, by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which would reasonably be expected to: (A) make any of the transactions contemplated by any of the Purchase Agreements illegal or (B) impose material limitations on the ability of Buyer to operate the Business after the Closing or to exercise full rights of ownership of the Purchased Assets.

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(vii) There shall not have occurred any Material Adverse Effect.

(viii) Seller shall have delivered to Buyer, at or prior to the Closing, such other documents as Buyer shall have reasonably requested to carry out the provisions of and the transactions contemplated by this Agreement.

(c) The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the following conditions, except to the extent waived by Seller in writing at the Closing:

(i) All representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects as of the Closing with the same effect as if made on and as of such date.

(ii) Buyer shall have delivered to Seller the documents set forth in Section 1.8.

(iii) There shall not have been instituted or threatened in writing any legal proceeding (A) relating to, or seeking to prohibit or otherwise challenge the Purchase Agreements, the consummation of the transactions contemplated by any of the Purchase Agreements, or seeking to obtain substantial damages with respect to any of the Purchase Agreements, or (B) which would reasonably be expected to have a Material Adverse Effect.

(iv) There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by any of the Purchase Agreements, by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which would reasonably be expected to make any of the transactions contemplated by any of the Purchase Agreements illegal.

Section 1.10 Tangible Purchased Assets; Assigned Books and Records.

(a) Seller shall, without charge to Buyer, hold all tangible Purchased Assets (other than tangible Purchased Assets that are held on behalf of any Seller by any Third Party) on behalf of Buyer until such time or times that Buyer or its designees takes possession thereof; provided, however, that Buyer or its designees shall take possession of all tangible Purchased Assets no later than the date that is ten (10) days after the Closing. With respect to tangible Purchased Assets held by any Third Parties on behalf of Seller, Seller shall cause, or assist Buyer for, such Third Parties to continue to hold such tangible Purchased Assets on behalf of Buyer at Buyer’s expense, and shall maintain proper insurance for the replacement value of such Purchased Assets, at Buyer’s expense, until Buyer takes possession of such Purchased Assets.

(b) Subject to Section 5.1, Seller may retain copies of any Assigned Books and Records to the extent necessary for tax, accounting, regulatory, compliance or litigation purposes, or to perform and discharge the Excluded Obligations and their obligations under this Agreement, or if such Assigned Books and Records contain information with respect to any Excluded Asset or Excluded Obligation.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth on that section of the written disclosure schedules dated as of the date hereof delivered by Sellers to Buyer (the “Seller Disclosure Schedule”) that is numbered and captioned to correspond to, and is referenced in, such representation or warranty:

Section 2.1 Corporate Organization, Standing and Power.

Seller is a company duly organized, validly existing and in good standing under the laws of Delaware. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Purchase Agreements to which it is a party and to perform its obligations hereunder and thereunder. Seller has all requisite corporate power and authority to carry on its Business as now being conducted in relation to the Purchased Assets.

Section 2.2 Consents, Authorization and Enforceability.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority or other Third Party is required by, or with respect to, Seller or the Purchased Assets in connection with the execution and delivery of this Agreement or the other Purchase Agreements to which it is a party, the performance by Seller of its obligations under this Agreement or the other Purchase Agreements, or the consummation of the transactions contemplated hereby or thereby, except such consents, waivers, approvals, authorizations, registrations, declarations, filings or notices, the absence of which, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) All requisite corporate action necessary to authorize the execution, delivery and performance by Seller of this Agreement and the other Purchase Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby has been taken. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 2.3 Title to Assets; Sufficiency of Assets.

Seller has good, valid and marketable title to all of the Purchased Assets. Seller holds all of the Purchased Assets free and clear of all Liens except for: (a) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations incurred in the ordinary course of business for immaterial amounts, and (b) statutory liens for Taxes, assessments or other statutory or governmental charges not yet due and payable and for which adequate reserves have been established (collectively, “Permitted Liens”).

Section 2.4 Non-Contravention.

The execution and delivery by Seller of this Agreement and the other Purchase Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation or similar constitutional documents of Seller, (b) result in a breach (or any event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under, any Contract to which Seller is a party or by which it is bound, (c) result in the creation of any Lien on the Purchased Assets (other than a Permitted Lien) or (d) violate in any respect any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority by which Seller is bound or subject.

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Section 2.5 Contracts and Commitments.

Seller has made available to Buyer copies of Contracts and/or work orders that are related to the Compound, the Product or the Business that are in its possession, as listed on Schedule 2.5 and, to the Knowledge of Seller, each such Contract is valid and binding on the Seller that is a party thereto in accordance with its terms and is in full force and effect. There is not under any Contract: (a) any existing material default by such Seller or, to Seller’s Knowledge, by any other party thereto; or (b) any event which, after notice or lapse of time or both, would constitute a material default by such Seller or, to Seller’s Knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of any rights of Seller. To Seller’s Knowledge, there are no Contracts to which Seller or any of its Affiliates is a party pursuant to which Seller in-licenses intellectual property rights exclusively related to the Compound or any Product.

Section 2.6 Intellectual Property.

(a) Schedule 1.1(a) sets forth a complete and accurate list of all Patent rights owned or in-licensed by Seller relating exclusively to the Compound or any Product that the manufacture, use, sale, offer for sale or importation of the Compound or any Product would infringe, specifying as applicable: (i) the title thereof, if any; (ii) the registration or application number thereof, if any; and (iii) the jurisdiction in which such item exists or is registered.

(b) All Purchased IP is exclusively owned by Seller, and is free and clear of any (i) liens, charges, security interests, and encumbrances or licenses and (ii) claims or covenants that would give rise to any Third Party claims for payment against Buyer. Neither Seller nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or disposed of any right, title or interest in or to any of its assets, including any intellectual property rights or the Compound or any Product, that would conflict with or impair the scope of any rights within the Purchased IP or licenses granted hereunder. None of Seller or any of its Affiliates is a party to any license, sublicense or other agreement pursuant to which Seller or such Affiliate has received a license or other rights relating to any Compound or Product. There are no agreements to which any Seller is a party pursuant to which any Seller has granted any Third Party any rights in and to any Purchased IP.

(c) There are no claims pending or, to Seller’s knowledge, threatened in writing against any Seller or before any Governmental Authority, challenging the validity of any Patents within the Purchased IP.

(d) The Patents listed on Schedule 1.1(a) have been duly applied for and registered in accordance with applicable Law, and the Seller have paid, or caused to be paid, all filing fees, issue fees, annuities and other fees and charges applicable to the Purchased IP, including those required for the issuance, registration, maintenance, filing and prosecution of the Purchased IP. No Purchased IP is the subject of any pending or, to Seller’s knowledge, threatened interference, opposition, cancellation, protest, litigation or other challenge or Action. To Seller’s knowledge, the Seller and their patent counsel have satisfied statutory requirements with respect to the filing, prosecution, and maintenance of all registered Purchased IP.

(e) To Seller’s Knowledge, Seller have secured from all employees, consultants, contractors and other Persons who have contributed to the creation or invention of any of the Purchased IP a written agreement setting forth obligations of confidentiality and assigning to Seller or its Affiliates all rights to such creations, inventions, and Purchased IP, and such Affiliates have assigned all such rights to Seller or its Affiliates. Seller not has received any written communication from any Third Party challenging any Seller’s ownership of or right to use the Purchased IP.

(f) To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any claim of an issued (granted) and unexpired Patent within the Purchased IP, or has misappropriated any Know-how within the Purchased IP.

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(g) To Seller’s Knowledge, no Action has been instituted by any Third Party or is pending against any Seller or has been threatened by any Third Party in writing that (i) challenges the right of any Seller with respect to its use or ownership of the Purchased IP, or (ii) alleges that any of the issued claims included in the Patents within the Purchase IP are invalid or unenforceable, or that Development or Manufacture of the Purchased IP, Compound or any Product infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of such Third Party.

(h) Seller has furnished or made available to Buyer all material information that is in the possession of Seller or any of its Affiliates concerning the Purchased IP, the Compound or any Product relevant to the safety or efficacy thereof, and all material Regulatory Filings and Approvals and other material correspondence with Regulatory Authorities relating to the Compound or any Product, and, to Seller’s Knowledge, such information is accurate, complete and true in all material respects.

Section 2.7 Litigation.

(a) Except as set forth on Schedule 2.7(a), there is no action, cause of action, suit, claim, charge, demand, directive, inquiry, subpoena, proceeding, arbitration, mediation or other investigation (collectively, “Actions”) pending or, to Seller’s Knowledge, threatened against any Seller or any predecessor in interest to any Seller (i) relating to or affecting the Purchased Assets or the Assumed Obligations, (ii) relating to or seeking to prevent Seller’s performance of this Agreement, the Purchase Agreements and the transactions contemplated hereby, (iii) that would reasonably be expected to adversely affect the Development, Manufacture or Commercialization of the Compound or any Product.

(b) None of the Purchased Assets is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority.

Section 2.8 Compliance with Law.

(a) Seller have conducted, and are now conducting, their businesses as applied to or in connection with the Purchased Assets in compliance in all material respects with Applicable Laws. Neither Seller nor any of its Affiliates has received any notice alleging any violation under any Applicable Law with respect to the Purchased Assets or the Business.

(b) To Seller’s Knowledge, no Seller has employed or used any person that has been debarred, excluded or disqualified under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act in the Development of any Product.

(c) To Seller’s Knowledge, Seller have conducted all clinical and pre-clinical studies for all drug trials undertaken in connection with the Compound or any Product in accordance with applicable Health Care Laws and no Seller has received any notice from a Governmental Authority alleging any violation under any applicable Health Care Law or requiring the termination, suspension or material modification of such clinical or pre-clinical studies.

Section 2.9 Taxes.

There are no Liens for Taxes on any of the Purchased Assets (other than Permitted Liens) and to Seller’s Knowledge, there are no Taxes of Seller related to the Purchased Assets which could become liabilities of Buyer. None of the Purchased Assets constitutes a “United States real property interest” for federal income tax purposes.

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Section 2.10 Reserved.

Section 2.11 Information for the Compound.

On the Closing Date, Seller shall provide or make available to Buyer the information set forth in Exhibit D that are in Seller’s possession or control.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization, Standing and Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Purchase Agreements to which it is a party and to perform its obligations hereunder and thereunder.

Section 4.2 Consents and Authorization.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority or other Third Party is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the other Purchase Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for any notice filings or registrations of transfer with any Governmental Authority that may be required in connection with the assignment and transfer of the Purchased Assets, and such other consents, waivers, approvals, authorizations, registrations, declarations, filings or notices, the absence of which, would not, individually or in the aggregate, have or reasonably be expected to have a materially adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

(b) All requisite corporate action necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the other Purchase Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby has been taken. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 4.3 Non-Contravention.

The execution and delivery by Buyer of this Agreement and the other Purchase Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation or similar governance documents that may be applicable to Buyer, (b) result in the breach (or an event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under any Contract to which Buyer is a party or by which it is bound or (c) violate in any respect any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Buyer is bound or subject, except, with respect to the immediately preceding clauses (b) and (c), for any violations, breaches or defaults that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

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Section 4.4 Litigation and Claims.

There is no Action pending, or to the Knowledge of Buyer, threatened, against Buyer before or by any Governmental Authority which seeks to prevent Buyer’s performance of this Agreement and the transactions contemplated hereby or that would, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 4.5 Financing.

Buyer has a reasonable basis to believe that it will obtain financing sufficient to fund the Development and Commercialization of a Product.

ARTICLE V

COVENANTS

Section 5.1 Access to Information.

(a) For so long as a Party maintains books, records, files and other information that is subject to this Section 5.1, during normal business hours following reasonable prior notice, such Party will permit the other Party and its accountants, counsel, and other representatives, subject to the obligations set forth in Section 5.2 of this Agreement, to have reasonable access to and examine and make copies of all Assigned Books and Records and all other books and records of a Party which are reasonably requested by the other Party and are necessary or useful in connection with: (i) any Tax inquiry, audit, investigation or dispute with a Third Party; (ii) any Action by any Governmental Authority or any dispute with any Third Party reasonably requiring access to any such books and records; or (iii) with respect to Buyer, the Development, Manufacture or Commercialization of the Product, in each case relating to or arising out of transactions or events occurring prior to the Closing and that relate to the Purchased Assets. The Party requesting access to any such Assigned Books and Records or Seller’ retained books and records or other information shall bear all of the out of pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to and copies of such Assigned Books and Records, Seller’ retained books and records or other information.

(b) Buyer and Seller will direct their respective employees (without substantial disruption of employment) to render any assistance that Buyer or any Seller may require in examining or utilizing the Assigned Books and Records.

(c) Neither Buyer nor any Seller will destroy any books, records, files or other information or data that are subject to this Section 5.1 until the expiration of the applicable regulatory record retention period under Applicable Laws (giving effect to any and all extensions or waivers) without giving at least thirty (30) days’ prior written notice to the other Party (the “Retaining Party”). Upon receipt of such notice, the Retaining Party may (i) cause to be delivered to it the books and records intended to be destroyed, at its expense or (ii) notify the Party intending to destroy the books and records that it will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of the Retaining Party and the costs of reviewing and removing from such books and records any information that the Retaining Party is not entitled to receive).

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(d) Buyer and Seller will keep all information referred to in this Section 5.1 confidential in accordance with Section 5.2 of this Agreement.

(e) For a period of sixty (60) days after the Closing, Seller shall, at the reasonable request of Buyer, provide to Buyer, or give access to Buyer, any Contract (to the extent not already provided as set forth in Section 2.5 above) or information or document that is related to the Compound or the Product that is in the possession of Seller.

(f) Seller shall, within five (5) business days after the Closing, (i) notify Theradex Systems, Inc. (“Theradex”) of this Agreement and the transactions contemplated thereby, (ii) introduce Buyer (email being sufficient) to Theradex with respect to Seller’s files at Theradex, including all Regulatory Filings and Approvals made by Theradex on behalf of Seller with respect to the Compound or the Product.

Section 5.2 Obligations of Confidentiality and Non-Use.

(a) Each Party agrees that the Party receiving or otherwise possessing Confidential Information (the “receiving Party”) from the other Party (the “disclosing Party”), pursuant to this Agreement shall, and shall cause its employees, directors, officers, contractors, consultants, service providers and other representatives to, keep confidential and not publish or otherwise disclose, and take all reasonable steps to prevent disclosure of, such Confidential Information and not use such Confidential Information except for the limited purposes set forth in this Agreement. No provision of this Agreement shall be construed to preclude disclosure of Confidential Information (i) to actual or potential sources of financing; provided that such sources are bound to the terms of this Section 5.2 to the same extent as if they were parties hereto; (ii) in connection with disclosure obligations that arise in connection with an initial public offering; or (iii) to the extent required to be disclosed by applicable statute, rule or regulation of any court or regulatory authority with competent jurisdiction; provided that the disclosing Party shall be notified as soon as reasonably possible and the receiving Party shall, if requested by the disclosing Party, use reasonable good faith efforts to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise take reasonable steps to avoid making such disclosure. For the avoidance of doubt, from and after the Closing that portion of the Confidential Information included in the Purchased Assets shall be deemed to constitute Confidential Information of Buyer.

(b) Neither Party shall, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without the prior approval of the other Party (which shall not be unreasonably delayed, conditioned or withheld), except (i) to the extent required by any Applicable Laws, (ii) as reasonably necessary to obtain any requisite consents and approvals contemplated by this Agreement, or (iii) to the extent necessary for a Party to comply with its obligations hereunder.

(c) Seller, hereby releases, on behalf of Seller and its Affiliates, Buyer and its officers, directors, employees and consultants from all obligations they may have with respect to that portion of the Confidential Information included in the Purchased Assets under any confidentiality agreement with or policy of any Seller covering such Confidential Information.

Section 5.3 Further Assurances.

(a) Prior to Closing, each Party shall use commercially reasonable efforts to take such action as is reasonably necessary or appropriate in order to complete the transactions contemplated hereby on the terms and subject to the conditions set forth herein.

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(b) For a period of twelve (12) months after the Closing, at the reasonable request of Buyer from time to time during normal business hours, Seller shall (i) use commercially reasonable efforts to obtain and deliver such Third Party consents and (ii) execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, to Buyer such further acts, deeds, conveyances, transfers, assignments, powers of attorney, assurances, certificates, consents and other instruments of sale, conveyance, assignment and transfer, and take such other commercially reasonable action at the expense of Buyer, in each case, as may reasonably be requested by Buyer to carry out the purposes of this Agreement or any other Purchase Agreement, or to more effectively convey, transfer to and vest in Buyer, and to put Buyer in possession of, any of the Purchased Assets.

Section 5.4 Indemnity.

(a) Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (the “Buyer Indemnified Parties”) from, against, and in respect of, all losses, costs, charges, fines, fees, penalties, interest, awards, judgments, claims (including Third Party claims), damages or expenses of whatever kind (including attorneys’ fees and expenses and the costs of enforcing any right to indemnification hereunder) against or incurred by them (“Losses”) to the extent arising out of or relating to:

(i) any breach of any representation or warranty of Seller set forth in this Agreement;

(ii) any breach of any covenant, agreement or undertaking made by Seller in this Agreement;

(iii) any Excluded Asset or Excluded Obligation; or

(iv) other than any Excluded Obligation, any Liability (including any Liability related to Taxes) imposed upon Buyer or any of its Affiliates by reason of its status as transferee of, or successor to, the Products or the Purchased Assets (including any Liability imposed upon Buyer or any of its Affiliates as a result of the failure by Seller to comply with its obligations under any applicable bulk transfers Laws or Tax clearance certificate requirements under applicable state Tax law).

(b) Buyer shall indemnify, defend and hold harmless Seller from, against and in respect of any and all Losses arising out of or relating to:

(i) any breach of any representation or warranty of the Buyer set forth in this Agreement;

(ii) any breach of any covenant, agreement or undertaking made by the Buyer in this Agreement; or

(iii) any Assumed Obligation;

(c) Notice of Claims. If any of the Persons to be indemnified under this Section 5.4 (the “Indemnified Party”) has determined that any matters (other than a Third Party Claim) has given or could give rise to a right of indemnification under this Agreement, the Indemnified Party shall so notify the Party from whom indemnification is sought (the “Indemnifying Party”) promptly, describing in reasonable detail, the basis for such claim. If any Indemnified Party receives written notice of the assertion of any Action (in equity or at law) instituted by a Third Party (a “Third Party Claim”) with respect to which the Indemnified Party intends to claim any Loss under this Section 5.4, the Indemnified Party shall promptly notify the Indemnifying Party of such Action (the “Third Party Claim Notice”), describing in reasonable detail, the basis for such claim. A failure by the Indemnified Party to give notice of any Action in a timely manner pursuant to this Section 5.4(c) shall not limit the obligation of the Indemnifying Party under this Section 5.4, except (i) to the extent such Indemnifying Party is actually prejudiced thereby or (b) as provided in Section 6.2.

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(d) Third Party Claims.

(i) The Indemnifying Party under this Section 5.4 shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within ten (10) days of receipt of the Third Party Claim Notice, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, of any Third Party Claim; provided, that the Indemnified Party shall have the right to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party, whose fees and expenses shall be borne by the Indemnified Party. If the Indemnifying Party fails to provide written notice within ten (10) days of receipt of a Third Party notice that it has elected to assume the defense of such Third Party Claim, then the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party; provided that the Indemnified Party may not compromise or settle any Third Party Claim except as provided in Section 5.4(d)(ii). For the avoidance of doubt, if the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(ii) The Indemnifying Party may compromise or settle a Third Party Claim; provided, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to or enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

(e) Notwithstanding anything to the contrary herein, except for fraud and indemnification pursuant to Section 5.4(a)(iii), the aggregate liability for the Seller or an Indemnifying Party under this Agreement shall in no event exceed the Purchase Price paid to the Seller.

Section 5.5 Noncompetition. During the period ending on the fifth (5th) anniversary of the Closing, neither Seller nor any of its Affiliates shall, in any jurisdiction in the world, conduct, participate in, or directly fund, whether directly or indirectly (with or via an Affiliate or a Third Party), the Commercialization or Development of any Polo-like Kinase (PLK) inhibitors, specifically PLK1, or any associated PLK1 compound, PLK1 product or PLK1 clinical trial study in solid tumor or hematological malignancy indications, or any other compound or product competitive or similar to the Compound or the Product (collectively, a “Competitive Business”), provided, however, that nothing herein shall prohibit Seller or any of its Affiliates from acquiring any Competitive Business in connection with the broader acquisition of any Person or assets so long as (i) the primary purpose of such acquisition is not to own any interest in, manage or control any Competitive Business, (ii) any assets primarily relating to a Competitive Business do not constitute more than thirty percent (30%) of the assets acquired in any such acquisition, and, (iii) such acquired Competitive Business or assets exclude Commercialization or Development of PLK inhibitors for solid tumor or hematological malignancy indications..

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Section 5.6 Product Inquiries.

From and after the Closing, Seller shall direct all Product-related inquiries to Buyer.

Section 5.7 Ownership Transfer. Promptly following Closing, to the extent necessary to transfer ownership to Buyer of all Regulatory Filings and Approvals filed with Governmental Authorities, the Parties shall execute and deliver to such Governmental Authorities such documents as shall be required to accomplish such transfer.

ARTICLE VI

MISCELLANEOUS.

Section 6.1 Definitions.

As used in this Agreement and the Exhibits, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Applicable Law” means all federal, provincial, state, local and foreign law (including United States), (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement.

“Business” means the business of Developing and Manufacturing the Compound and Commercialization of a Product and includes any other actions taken in furtherance thereof.

“Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, or Phase 3 Clinical Trial and/or variations or subsets of such trials; “Phase 1 Clinical Trial” means a controlled human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(a) or foreign equivalents thereof; “Phase 2 Clinical Trial” means a controlled human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(b) or foreign equivalents thereof;

“Closing Date” means the date on which the Closing occurs.

“CMC” means the information related to chemistry, manufacture and controls submitted with the IND for the Compound pursuant to 21 C.F.R. 312.23(a)(i)(7).

“Commercialize” means to market, promote, distribute, import, export, offer to sell or sell Products or conduct other Commercialization, and “Commercialization” means commercialization activities relating to Products, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale or selling Products.

“Combination Product” means a Product that includes at least one additional active ingredient other than the Compound. Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended), or any foreign counterpart.

“Compound” means the Polo-Like Kinase (PLK) Inhibitor known as “Plogosertib,” as further described on Exhibit C, including all salts, esters, hydrates, solvates, polymorphs, stereoisomers, crystalline forms, metabolites, prodrugs, derivatives, and formulations thereof.

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“Confidential Information” means all information and data, regardless of form, including a formula, pattern, compilation, program, method, technique, process, inventory, chemical, physical material, chemical structure or activity, design, prototype, drawings, samples, source code, business plan, business opportunity, customer or personnel list, or financial statement proprietary to a Party or its Affiliate, except any portion thereof which:

(a) is known to the receiving Party prior to receipt from the disclosing Party, as established by contemporaneously created written records;

(b) is disclosed to the receiving Party by a Third Party, as evidenced by the receiving Party’s contemporaneously created written records, who is under no obligation of confidentiality to the disclosing Party with respect to such information and who otherwise has a right to make such disclosure;

(c) is or becomes published, as evidenced by a written version thereof, or generally known in the trade through no fault of the receiving Party; or

(d) is independently developed by the receiving Party, without resort to the disclosing Party’s Confidential Information, by persons having no access thereto, as evidenced by the receiving Party’s contemporaneously created written records.

All information and data included within the Purchased Assets that immediately prior to Closing constitutes Confidential Information of Seller (without regard to clause (a) or (b) above) shall, from and after Closing, be deemed to constitute Confidential Information of Buyer, except that Seller and its Affiliates shall continue to have the right to use such information and data for the purposes set out in Section 5.1 or to otherwise use and disclose such Confidential Information as expressly permitted under this Agreement.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, covenants not to compete, confidentiality agreements, options and warranties).

“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any item or Patent, Know-How, or other intellectual property right, the legal authority or right (whether by ownership or license, other than by a license or sublicense granted pursuant to this Agreement) of a Party or its Affiliates to grant to the other Party the right to use such item, or a license, sublicense or access as provided herein to such item, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, access, or other right.

“CRF” means all case report forms relating to the Compound.

“CRO” means all contract research organizations or clinical research organizations that have performed or are performing clinical studies on behalf of Seller or its Affiliates related to the Compound.

“CSR” means all clinical study reports relating to the Compound.

“Develop” or “Development” means drug development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of INDs and MAAs.

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“DSMB” means the Data Safety and Monitoring Board appointed for the Compound.

“DSUR” means all Development Safety Update Reports submitted to the FDA for the Compound.

“ECs” means the established conditions for the Compound.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Health Care Law” shall mean all applicable Laws relating to patient care and human health and safety, including any such applicable Law pertaining to: (i) the research, development, testing, production, manufacturing, marketing, transfer, distribution, pricing and sale of drugs and medical devices, including the United States Food, Drug and Cosmetics Act, as amended, and all related rules, regulations and guidelines, the United States Public Health Service Act and all related rules, regulations and guidelines, and equivalent applicable Laws of other applicable Governmental Authorities; and (ii) the privacy and security of patient-identifying health care information, including the United States Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.) and all related rules, regulations and guidelines thereof and equivalent applicable Laws of other applicable Governmental Authorities.

“IB” means the Investigator’s Brochure for the Compound.

“ICF” means all informed consent forms received by Seller or Third Parties for clinical studies for the Compound.

“IMP” means an investigational medicinal product.

“IND” means an Investigational New Drug Application in the United States for authorization to market any Product, as defined in the applicable laws and regulations and filed with the FDA.

“Indebtedness” with respect to any Person means, as of any time of determination, without duplication, the aggregate amount of: (a) all indebtedness or other obligation for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument, (c) all obligations with respect to leases that would be required to be capitalized or otherwise recorded as finance leases pursuant to GAAP, (d) amounts owing as deferred purchase price of property or services (other than trade payables and any accrued capital expenditures in the ordinary course of business), including, for the avoidance of doubt, any earnouts, seller notes, holdbacks or similar obligations related to past acquisitions, (e) obligations under any performance, surety or similar bond or any letter of credit, but in each case only to the extent drawn or called (and not paid in full or otherwise discharged) and excluding any obligations in respect of undrawn letters of credit, (f) all obligations arising from or under, or otherwise in respect of any unpaid commissions; (g) all obligations secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property associated with the Products; (h) all obligations under conditional sale or other title retention agreements relating to property or assets associated with the Products; (i) all outstanding obligations to current and former equityholders in their capacity as such, including any unpaid dividends or distributions or any unpaid management or advisory fees under any management services or similar agreements with any Affiliate or holder of equity interests of Seller that are associated with the Products; and (j) all obligations with respect to government assistance programs that are subject to clawbacks or other mandatory repayments (whether or not such terms are triggered prior to the date of determination); (k) with respect to any indebtedness of a type described in clauses (a) through (j) above of any Person that is guaranteed by Seller or that is secured by any of the Purchased Assets; (l) for clauses (a) through (k) above, all accrued and unpaid interest thereon, if any, and any fees, costs, expenses or other payment obligations associated with any required repayment of such indebtedness on the date hereof.

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“Inventory” means all raw materials, finished Products and intermediates, and works in process thereof related to the Business (including the drug substances, Compound or any other active pharmaceutical ingredient for Products or any reagents, cell lines, biological or chemical materials, samples or other materials used exclusively or primarily in the research or development of Products), wherever located, whether in the possession of Seller or Third Parties.

“IRB” means all Institutional Review Boards reviewing any clinical investigation relating to the Compound.

“Know-How” means any and all tangible, proprietary, confidential, research, technical and scientific information existing as of the effective date of this Agreement that is not in the public domain, including information relating to materials, discoveries, unpatented inventions, improvements, practices, methods, protocols, manufacturing techniques, operating manuals, databases, formulas, knowledge, trade secrets, technologies, computer software programs and applications (including data files, source code, object code and software-related specifications and documentation), processes, assays, sources, skills, experience, techniques, data and the results of experimentation and testing.

“Knowledge” means, with respect to Seller, the actual knowledge, after reasonable inquiry of current employees of Seller responsible for the relevant matter, of Datuk Dr. Doris Wong and Shabir Hussain, and with respect to Buyer, the actual knowledge after reasonable inquiry of the chief executive officer of Buyer.

“Liability” means all debts, liabilities and obligations (including with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, determined, determinable or indeterminable, asserted or unasserted, known or unknown, including those arising under any Applicable Laws or Proceeding and those arising under any Contract.

“Law” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“MAA” means an application for the authorization to market any Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Governmental Authority of a given country or group of countries.

“Manufacture” means activities related to the manufacture, formulation and packaging of the Compound or any Product, including related quality control and quality assurance activities.

“Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate, would or would reasonably be expected to (i) have a materially adverse effect on the Purchased Assets taken as a whole, including the value thereof, or on Buyer’s ability to receive and develop the Purchased Assets free and clear of any Liens (other than Permitted Liens) pursuant hereto or (ii) prevent or materially delay consummation of the transactions contemplated hereby.

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“Patents” means national and multinational statutory invention registrations, patents, patent applications (including provisional applications) or utility models, as well as all renewals, reissues, divisions, substitutions, converted applications, continuations, continuations-in-part, continued prosecution applications, extensions, confirmations, revalidations, restorations, substitutions, reexaminations and supplementary protection certificates and all foreign counterparts thereof, registered or applied for in the United States and all other nations throughout the world, and all rights of priority in any of the foregoing.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plogosertib” means all of Seller’s right, title and interest in and to the Compound and Seller’s Plogosertib PLK inhibitor program, including all related assets.

“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Product” means any pharmaceutical product containing the Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms. For clarification, Product will include any Combination Product.

“PSUR” means all postmarketing safety reporting information submitted to the FDA for the Compound.

“Purchased IP” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (i) all Patents and Know-How Controlled by Seller or its Affiliate that are exclusively or primarily related to the Compound or any Product, including, without limitation, the Patents and the intellectual property rights and other similar proprietary rights set forth on Schedule 1.1(a), (ii) industrial designs (whether or not registered), (iii) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction, (iv) all rights to recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, (v) all rights in and to the master cell bank(s) and stability materials relating exclusively or primarily to the Compound or Products, (vi) trademarks, service marks, trade names, domain names, copyrights related to the Products, and (vii) all safety data, preclinical data, correlative data, clinical data, trial master files, electronic databases generated during the ongoing or completed clinical trials of Plogosertib, in each of the cases (i) to (vii), whether provided by treaties, conventions and common law, and including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Regulatory Filings and Approvals” means, with respect to any pharmaceutical product in any jurisdiction, any and all regulatory applications, filings, approvals, reports, scientific data (including pre-clinical and clinical data, laboratory records, data and information related to any Product), notifications, registrations and associated correspondence required to develop, manufacture, market, sell, and import such product in, or into, any jurisdiction, and all approvals from any regulatory authority necessary for the sale of such product in a given jurisdiction in accordance with all Applicable Laws.

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“Retained Tax Liabilities” means (i) any Taxes of Seller, (ii) any Taxes related to the Purchased Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date, (iii) any Taxes of another person for which Seller is liable, including, but not limited to Taxes for which Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), being a transferee or successor, any contractual obligation or otherwise, and (iv) any income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by Seller to Buyer of the Purchased Assets), other than Buyer’s share of transfer and other Taxes pursuant to Section 5.7.

“SAP” means all statistical analysis plans for the Compound.

“Seller Employees Liabilities” means any (a) employment claim and any other Liability for accrued wages, salaries, commissions, bonuses, workers’ compensation, medical or disability benefits, vacation, sick or other paid-time off or comprehensive leave benefits of or relating to the employment or services, or termination of any current or former Seller employees or consultants or independent contractors of Seller or any of its Affiliates, whether pursuant to any contract or under any Applicable Law or otherwise; (b) Liabilities under any of Seller’s employee benefit arrangements or any contracts or other compensatory arrangements with Seller’s employees or with independent contractors or consultants of Seller or any its Affiliates (including, for the avoidance of doubt, any change in control, severance or similar payments under any contracts with or Seller’s employee benefit arrangements covering such employees); (c) any other Liabilities owing to current or former Seller employees, consultants or independent contractors of Seller or any of its Affiliates pursuant to their employment or services with or termination from Seller or any its Affiliates, as the case may be, or (d) any penalties, fines or other expenses resulting from compliance issues with any Laws regulating employment or benefits plus any payroll Taxes of Seller or its Affiliates attributable to such Liabilities under clauses (a)-(d), together with any interest or penalties thereon.

“SOP” means all standard operating procedures for the Compound.

“SOW” means all statements of work relating to the Compound.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty or addition thereto, imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Third Party” means any Person other than Buyer, Seller or their respective Affiliates.

“TLF” means all tables, listings, and figures for the Compound.

“TMF” means all trial master files for the Compound.

Section 6.2 Survival of Representations and Warranties and Covenants.

The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date, provided, that (i) the representations and warranties set forth in Sections 2.1, 2.2(b), 2.3, 4.1 and 4.2 shall survive the Closing until the fifth year anniversary of the Closing, and (ii) the representations and warranties in Section 2.9 shall survive the Closing until the expiration of the applicable statute of limitations period plus 90 days. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms.

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Section 6.3 Notices.

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon receipt if transmitted by email; the day after it is sent, if sent for next day delivery to a U.S. address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:

If to Buyer:

Tethra Biosciences Inc.

39 Delwick Lane

Short Hills, New Jersey 07078

Attention : Dhaval Parikh

With a copy (which shall not constitute notice) to:

Goodwin

100 Northern Ave

Boston, MA 02210

MKatz@goodwinlaw.com

Attention: Mayan Katz

If to Seller:

Bio Green Med Solution, Inc.

Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinichi,

Kuala Lumpur, Malaysia 59200

Attention: Datuk Dr. Doris Wong

With a copy (which shall not constitute notice) to:

Rimon, P.C.

423 Washington Street, Suite 600

San Francisco, California 94111 U.S.A.

Attention: Mark Lee; Debbie Klis

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

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Section 6.4 Governing Law; Jurisdiction.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Each of the Parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the courts described above, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.5 Waiver of Jury Trial.

EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE PURCHASE AGREEMENTS OR ANY OTHER AGREEMENTS CONTEMPLATED HEREBY OR THE CONTEMPLATED TRANSACTIONS AND FOR ANY COUNTERCLAIM THEREIN.

Section 6.6 Payments; Expenses.

For the avoidance of doubt, no payments shall become due and payable and neither Party will be obligated to reimburse the other Party for any costs incurred by the other Party under or in connection with this Agreement unless and until the Closing has occurred. Except as otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 6.7 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 6.8 Entire Agreement.

This Agreement, including the Schedules and Exhibits hereto and the documents referred to herein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings (including any confidentiality agreements) between the Parties with respect to such subject matter.

Section 6.9 Amendment and Modification.

This Agreement may be amended or modified only by written agreement of the Parties hereto.

Section 6.10 Binding Effect; Benefits.

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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Section 6.11 Assignability.

This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Party except that (i) either Party may assign its rights under this Agreement to any of such Party’s Affiliates without the prior written consent of the other Party and (ii) Buyer may assign its rights under this Agreement to any Person acquiring all of the Products or Purchased Assets.

Section 6.12 Interpretation Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this

Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is inclusive and not exclusive, unless its use is preceded by the word “either” or other words of similar import. The terms “include” and “including” are not limiting and mean “including without limitation.” Use of a particular gender is for convenience only and is not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(f) The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

Section 6.13 Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction.

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Section 6.14 Specific Performance; Equitable Remedies.

The Parties agree that irreparable damage would occur in the event any provision hereof were not performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

The Parties agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the Parties in accordance with their specific terms or conditions or were otherwise breached, and that money damages alone are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Parties in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that a Party shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof in the courts specified in Section 6.4, such remedy being in addition to and not in lieu of, any other rights and remedies to which such other Party is entitled to at law or in equity.

Section 6.15 Obligations of Party’s Affiliates.

Each Party shall cause its controlled Affiliates that are entities to perform any obligations of such Party and its Affiliates that are entities in connection with the Purchased Assets and the consummation of the transactions contemplated by this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

BIO GREEN MED SOLUTION, INC.

By:
Name:	Datuk Dr. Doris Wong Sing Ee
Title:	Chief Executive Officer

BUYER:

TETHRA BIOSCIENCES INC.

By:
Name:	Dhaval Parikh
Title:	President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

BILL OF SALE

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”), dated October 6, 2025, is by and between Tethra Biosciences Inc., a corporation organized under the laws of the State of Delaware (“Buyer”), and Bio Green Med Solution, Inc., a company organized under the laws of the State of Delaware (“Seller”). Capitalized terms used but not defined herein will have the meanings given to them in the Asset Purchase Agreement, dated October 6, 2025 (the “Agreement”), by and between Buyer and Seller.

Section 1. Buyer and Seller are parties to the Agreement, providing for, among other things, the transfer of the Purchased Assets by Seller to Buyer. Notwithstanding the foregoing, the Purchased Assets transferred, assigned, conveyed and delivered under this Bill of Sale shall not include the Excluded Assets.

Section 2. In consideration of the mutual obligations, releases and promises set forth in the Agreement, Seller by this Bill of Sale does hereby convey, grant, bargain, transfer, assign, release and deliver to Buyer, and its successors and assigns, all the right, title and interest of Seller in and to the Purchased Assets free and clear of all Liens except Permitted Liens, as those terms are defined in the Agreement.

Section 3. Seller hereby appoints Buyer, and its successors and assigns, as Seller’s true and lawful attorney, with full power or substitution, in Seller’s name but on behalf and for the benefit of Buyer, and its successors and assigns, to demand and receive any and all of the Purchased Assets, to give receipts and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute in Seller’s name or otherwise, for the benefit of Buyer, and its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, and its successors or assigns, may deem proper for the collection or reduction to possession of any of the Purchased Assets or for the collection and enforcement of any claim or right of any kind hereby conveyed, transferred and assigned, or intended so to be, and to do all acts relating to the Purchased Assets which Buyer, and its successors or assigns, will deem desirable. This power of attorney is coupled with an interest and is irrevocable.

Section 4. Nothing in this Bill of Sale, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of the parties as set forth in the Agreement. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

Section 5. This Bill of Sale is executed by, and will be binding upon, Seller and Buyer and their respective successors and assigns, effective immediately on the date hereof.

Section 6. This Bill of Sale and Assignment shall be governed by and construed in accordance with the Laws of the State of Delaware (excluding any principles of conflicts of laws that would cause the application of the laws of any other jurisdiction).

Section 7. This Bill of Sale and Assignment may be executed by facsimile or .PDF signature. This Bill of Sale may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Bill of Sale by signing any such counterpart. Any individual signing this Bill of Sale represents and warrants that he or she has full authority to do so.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Bill of Sale and Assignment has been duly executed and delivered by the parties hereto as of the date and year first above written.

BIO GREEN MED SOLUTION, INC.

By:
Name:
Title:

By:
Name:
Title:

TETHRA BIOSCIENCES INC.

By:
Name:
Title:

EXHIBIT B

PATENT ASSIGNMENT

PATENT ASSIGNMENT

This Patent Assignment (this “Assignment”) is executed and delivered as of October 6, 2025 by and between Bio Green Med Solution, Inc., a Delaware corporation with its principal place of business at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinichi, Kuala Lumpur, Malaysia (“Assignor”) and Tethra Biosciences Inc., a Delaware corporation with its principal place of business at 39 Delwick Lane, Short Hills, New Jersey 07078 (“Assignee”).

WHEREAS:

Assignor owns the entire right, title, and interest in and to each patent and patent application listed on Schedule 1 hereto, and the inventions described in and underlying such patents and patent applications (collectively, the “Patents”);

Assignor and Assignee are parties to that certain Asset Purchase Agreement dated October 6, 2025 (“Agreement”), pursuant to which Assignor has agreed, inter alia, to transfer certain assets; and

Pursuant to the Agreement and subject to the terms of this Assignment, the Assignor wishes to assign to the Assignee all right, title, interest in and to its rights in the Patents.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. CONSIDERATION

The good and valuable consideration given by or on behalf of the Assignee is the amount provided under the Agreement, the receipt and adequacy of which are hereby acknowledged by Assignor.

2. ASSIGNMENT

The Assignor hereby assigns, sells, conveys, transfers, and delivers to the Assignee, and the Assignee hereby purchases, accepts and acquires, all of the entire right, title and interest in and to the Patents, together with all rights, privileges, and advantages thereto, including, without limitation, the right to take, defend, or appeal proceedings and recover (and retain) damages, and obtain all other remedies in respect to past infringements thereof, and the right to file patent applications under the laws of the United States and any other country that claim priority from any patent application therein, wherever such right may be legally exercised, including the right to claim the benefits of the International Convention for such applications.

Assignor hereby authorizes and requests the United States Commissioner of Patents, and the Patent Office officials in foreign countries as are duly authorized by the respective foreign patent laws to issue patents, to issue any and all patents directed to the Patents to the Assignee as the owner thereof.

For the avoidance of doubt, the term “Patents” shall include all continuations, continuations-in-part, and divisionals of any United States patent application(s) or international patent application(s) designating the United States, any national stages of any international application(s), and any other patent application(s) claiming priority to any patent listed in Schedule 1, including further continuations, continuations-in-part, and divisionals such as, but not limited to, continuations of continuations and continuations of divisionals; all patents, utility models, or other grants that issue from any of the applications referred to herein and all rights and remedies associated therewith including the right to recover past damages and to recover under 35 U.S.C. § 154 (d) or any other law permitting remedies for infringement prior to issuance of the patent; all registrations and confirmations of, and importation certificates based upon, one or more of said patents, utility models, or other grants, and applications for such registrations, confirmations and importation certificates; and all reissues, renewals and extensions of said patents, utility models, registrations, confirmations and importation certificates, reexamination certificates issued for said patents and supplementary protection certificates based upon said patents and applications for such reissues, renewals, extensions, reexamination certificates and supplementary protection certificates, the same to be held and enjoyed by said Assignee to the full ends of the terms for which said patents, utility models, registrations, confirmations, importation certificates, reexamination certificates, supplementary protection certificates, reissues, renewals and extensions may be granted, as fully and entirely as the same would have been held and enjoyed by me/us if this sale, assignment and transfer had not been made.

3. FURTHER ASSURANCES

Assignor hereby agrees to execute all documents, assist in all proceedings and take any reasonable further steps that are reasonably necessary (at the sole cost and expense of Assignee) to effectuate the transfer of the Patents to Assignee, or the perfection, registration, or recordation of the rights of Assignee thereto, as may be reasonably appropriate. If Assignor does not, within thirty (30) days of presentment, return the requested executed documents, then Assignee is hereby granted a limited power of attorney to execute all such documents on behalf of Assignor in accordance with 37 C.F.R. § 3.73. This power of attorney is coupled with an interest and is irrevocable.

4. MISCELLANEOUS PROVISIONS

Should any provision of this Assignment be deemed invalid or unenforceable by reason of any law, statute, regulation or judgment, existing now or in the future in any jurisdiction, such provision shall be modified in such jurisdiction so as to nearly approximate the intent of the Parties. If this cannot be done, such invalid or unenforceable provision shall be divisible and be deleted in any such jurisdiction, and all other provisions shall remain in full force and effect. The modification or deletion of any provision in one jurisdiction shall have no effect on this Assignment in any other jurisdiction.

This Assignment shall be governed by the laws of the State of Delaware, without regard to the conflict of law principles thereof.

This Assignment may be executed in two counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Patent Assignment to be duly signed on their behalf.

Assignor:

BIO GREEN MED SOLUTION, INC.

By:
Name:
Title:

By:
Name:
Title:

IN WITNESS WHEREOF, Assignor and Assignee have caused this Patent Assignment to be duly signed on their behalf.

Assignee:

TETHRA BIOSCIENCES INC.

By:
Name:
Title:

Schedule 1

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EXHIBIT C

COMPOUND

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EXHIBIT D

INFORMATION FOR THE COMPOUND

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